Exhibit 15.01
November 2, 2010
Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Hartford Life Insurance Company and subsidiaries (the “Company”) for the periods ended September 30, 2010 and 2009, as indicated in our report dated November 2, 2010; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, is incorporated by reference in the following registration statements:

Form S-3 Registration Nos.
333-133693
333-133694
333-133695
333-133707
333-157272
333-163640
333-165129
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Hartford, Connecticut